Exhibit 10.1

PRIVATE AND CONFIDENTIAL

Luca Zaramella

June 21, 2018

INTERNATIONAL PERMANENT TRANSFER LETTER

Dear Luca,

We are pleased to confirm the terms of your international transfer with Mondelez Global LLC (“The Company”). Your new position details are as follows:

New Position:	Chief Financial Officer
New Location:	Deerfield, IL, United States
Salary Band/Grade:	B
Anticipated Assignment Start Date:	August 1, 2018

This assignment is subject to your acceptance of the terms outlined in this letter.

As of your transfer date, your existing terms and conditions of employment with Mondelez EU GmbH. will cease and you will be hired as a local United States employee, compensated within the United States salary structure and eligible for the United States benefits and incentive programs. Your position as a United States employee will require compliance with relevant tax laws and maintenance of legal employment authorization under the United States law.

Compensation Details

Listed below are details of your compensation.

Annual Base Pay	USD	700,000
Target Annual Incentive 100%	USD	700,000
Total Annual Target Cash Compensation	USD	1,400,000

With your transfer, your base salary and target incentive will be quoted in the United States currency and will be reviewed in line with the United States compensation practices.

Luca Zaramella	Page 1 of 4

Relocation Support

You will be entitled to home search and home purchase assistance in the United States per the United States domestic relocation policy.

If you relocate to a new accommodation, the Company will provide for the move of your household goods from your rental property to your new home and provide a relocation allowance. This allowance is equal to one-half of one month of host gross base salary capped at the mid-point of Band G and subject to tax deduction of the United States taxes.

The relocation assistance above will be available for up to 12 months following your localization date and it is conditional upon your agreement and signature on the attached Relocation Repayment Agreement.

Security Deposit

The security deposit on your current lease of USD 9,000 must be returned to the company within 60 days on your localization.

Tax Services

As a local United States employee, you will be responsible for payment of actual United States income and social taxes, as required by law. You will be provided with a home country tax departure meeting and assistance with tax filings in the United States in your year of transfer and the following year, using the Company selected tax service provider. After this time, all further filings are your responsibility.

Benefits

As a local United States employee, you will be eligible to participate in the benefits programs available to the United States employees. Details of the benefits plans will be provided separately.

As of your effective date, you will follow the United States vacation accrual schedule based on your total length of service with Mondelēz and prorated for your start date on the United States payroll.

Employment Status

Mondelēz will apply for permanent residency status on your behalf. Our commitment includes the use of Mondelēz-selected immigration attorneys and payment of legal and filling fees. Costs for required medical exams are not covered. Should you leave the Company’s employment for any reason during the processing of the application, or for a two-year period following the approval of the application (date the permanent residency stamp is entered into your passport), you will be required to reimburse the Company for all application costs incurred by the Company within 30 days after termination.

Luca Zaramella	Page 2 of 4

In the event that your employment is involuntarily terminated, without cause, prior to the receipt of your permanent residency Mondelēz will reimburse the cost of the return flight for you and your dependents to Italy and the costs to move your household goods back to Italy. No other costs will be covered.

Likewise, if you resign from Mondelēz prior to receipt of your permanent residency status, you will be fully responsible for all costs associated with your required departure from the United States.

You will be an employee of the United States and your employment status will be governed by and shall be construed in accordance with the laws of the United States. As such, your status will be that of an “at will” employee. This means that either you or Mondelēz is free to terminate the employment relationship at any time, for any reason.

Should your employment terminate involuntarily due to circumstances that would make you eligible for severance pay under the United States Mondelēz Severance Pay Plan, your full years of service with Mondelēz will be recognized to calculate your severance payment.

Any dispute in connection with your employment shall be resolved in accord with the dispute resolution mechanism procedure that is customary in the United States.

Any potential future assignments back in your home country and the associated compensation packages (expatriate vs. local) will be evaluated on a case-by-case basis. We trust this provides clarification on your transfer details.

/s/ Dave Pendleton	August 1, 2018
Dave Pendleton	Date
SVP, Rewards & HR Solutions

I agree to the terms and conditions contained in this Permanent Transfer Letter.

/s/ Luca Zaramella	July 31, 2018
Luca Zaramella	Date

Luca Zaramella	Page 3 of 4

EMPLOYEE EXPENSE REPAYMENT AGREEMENT

Mondelēz International (“Mondelēz”) and Luca Zaramella enter into this Employee Repayment Agreement (“Agreement”) as of the date I sign the Agreement.

Mondelēz and I acknowledge and agree that:

•	Mondelēz is willing to advance/reimburse my employment Relocation Expenses.

•

“Relocation Expenses” means any and all fees, costs, expenses or losses incurred by Mondelēz related to my relocation including those associated with (a) my new residence; (b) relocation allowance; and, (c) any tax gross-up.

•	Mondelēz will inform me of my total Relocation Expenses upon request to my Human Resources professional.

•

I will repay Mondelēz the full amount of my Relocation Expenses upon demand or on any other terms that we agree to in writing if my employment terminates, voluntarily or involuntarily for cause, with or without notice, within 24 months of the later of the date I sign this Agreement or my first day of active employment.

THE FOLLOWING TERMS APPLY TO THE ABOVE STATEMENTS

•

I will not owe any expenses incurred by Mondelēz under this Agreement if my employment terminates involuntarily due to circumstances that would make me eligible for severance pay under the Mondelēz Severance Pay Plan applicable to my position at the time of termination.

•

This Agreement does not mean that I will be a Mondelēz employee for any particular time or that there will be no change in my assigned facility, job title or job responsibilities. Mondelēz or I may terminate my employment at will and at any time without affecting my obligations under this Agreement.

•

There will be no proration of my repayment obligation for any reason. I authorize Mondelēz to recover any portion of these expenses from any salary, bonus or other incentive pay, vacation pay or other funds owed to me. I will pay interest at the rate of 9% per year or at the highest rate allowed under Illinois law (if lower than 9%) on any amount that remains unpaid after demand.

•

We will resolve any disputes relating to this Agreement by arbitration governed by the Commercial Arbitration Rules of the American Arbitration Association. The arbitration proceedings will take place in Chicago, Illinois and the sole arbitrator will apply the law applicable to contracts made and fully performed in Illinois. The prevailing party will be awarded its attorneys’ fees and arbitration expenses. If both parties waive, and the arbitrator will have no authority to award punitive damages. Any court having jurisdiction may enter judgment on the award made by the arbitrator.

All the terms and conditions of our understanding are in this Agreement and they can only be modified in a writing signed by a Mondelēz Human Resources Vice President. I understand that without exception no manger, employee or other representative of Mondelez is authorized to modify or waive any of these terms in any way. I have read, understood, and had the opportunity to discuss this Agreement with my lawyer.

EMPLOYEE	MONDELEZ INTERNATIONAL

/s/ Luca Zaramella	Representative:	/s/ Dave Pendleton
Date: 07/31/2018	HR Title: SVP Total Rewards
Date: 8/1/2018

Luca Zaramella	Page 4 of 4